Exhibit 3.131

RECEIVED		State of Utah
Department of Commerce

Division of Corporations and Commercial Code I hereby certified that the foregoing has been filed and approved on this 24 day of [ILLEGIBLE] In this office of this Division and hereby issued This Certificate thereof

Examiner [Illegible] Date [Illegible]
Nov 24 2006	ARTICLES OF INCORPORATION OF RELIANT SOFTWARE, INC.
ILLEGIBLE

BY AGREEMENT made effective the 1st day of November, 2006, the undersigned natural persons over the age of eighteen (18) years, in accordance with the laws of the state of Utah, approve the following Articles of Incorporation:

SECTION 1 NAME

The name of this Corporation is Reliant Software, Inc., and the address of the principal office is 84 East 2400 North, North Logan, Utah 84341.

SECTION 2 PURPOSES

This Corporation is organized to engage in any lawful activity under the laws of the State of Utah.

SECTION 3 AUTHORIZED SHARES

The aggregate number of shares of common stock which the Corporation shall have authority to issue is ten thousand (10,000), having no par value. Each share shall participate equally in the earned surplus and dividends of the Corporation as well as share equally in the distribution of the assets of the Corporation upon dissolution and termination. There shall be one (1) class of common stock.

Such common stock shall be divided into voting common stock and non-voting common stock; two thousand five hundred (2,500) shares shall be designated as voting common and seven thousand five hundred (7,500) shares designated as non-voting common. As between the voting and non-voting common, the voting rights shall be the sole difference.

SECTION 4 DURATION

The duration of the Corporation shall be perpetual, or until terminated under the terms of this Agreement or by law.

SECTION 5 REGISTERED OFFICE AND AGENT

The name of this Corporation’s original Registered Agent is Trevin G. Workman, and the address of the Registered Office is 503 West 2600 South, Suite 200, Bountiful, Utah 84010.

Date	11/24/2006
Receipt Number:	1955366
Amount Paid:	$52.00

SECTION 6 INCORPORATOR

The name and address of the Incorporator of the Corporation is as follows:

Amie M. Dunkley	609 Meadow Lark Lane
Smithfield, Utah 84335

SECTION 7 DIRECTORS AND CUMULATIVE VOTING

The number of Directors constituting the initial Board of Directors of this Corporation is one (1), and the name and address of the person who is to serve as Director until the first annual meeting of Shareholders or until successors are elected and shall qualify, is:

Amie M. Dunkley	609 Meadow Lark Lane
Smithfield, Utah 84335

Such Directors are to be elected by cumulative voting, in that each Shareholder shall be entitled to vote all of the Shareholder’s whole or fractional shares cumulatively. At each election of Directors, each Shareholder entitled to vote at such elections shall have the right to accumulate his votes and give one candidate a number of votes equal to the number of Directors to be elected, multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principal among as many candidates as he desires. The candidates, up to the number of Directors to be elected, receiving the highest number of votes shall be elected.

The number of Directors can range from a minimum of the lowest amount allowed by law to a maximum of seven (7).

SECTION 8 SHAREHOLDER VOTE REQUIREMENT

The affirmative vote of holders of fifty-one percent (51%) of the outstanding shares entitled to vote shall be necessary for the following corporate action:

8.1          Amendment to the Articles of Incorporation or Bylaws of the Corporation;

8.2          Merger, reorganization or consolidation of the Corporation;

8.3          Reduction or increase of the stated capital of the Corporation;

8.4          Reduction or increase in the number of authorized shares of the Corporation;

8.5          Sale, lease or exchange of the major portion of the property or assets of the Corporation; or

8.6          Dissolution or liquidation of the Corporation.

SECTION 9 PRE-EMPTIVE RIGHTS

The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors shall determine.

Shareholders shall have pre-emptive rights to acquire unissued shares of this Corporation in the manner and subject to the limitations prescribed by this Article, and not otherwise. Before the Board of Directors shall issue any unissued shares of this Corporation, authorized in these Articles or by later amendment, it shall notify each Shareholder of the proposed issuance of the terms and conditions under which the shares are proposed to be issued. For a period of thirty (30) days after the giving of such notice, any Shareholder shall have the rights, on the same terms and conditions as is stated in the notice, to acquire such portion of the shares proposed to be issued as the shares held by such Shareholder bears to the total shares issued and outstanding at the time such notice is given, such right to be exercised by giving notice of such election to the Corporation at its registered office. If any Shareholder does not give notice of his election to acquire such shares within such thirty (30) day period, the shares may be issued to others, but only on terms and conditions no more favorable than the terms and conditions stated in the notice to the Shareholders. Except as provided for above, no other pre-emptive rights shall vest in any Shareholder.

SECTION 10 NONASSESSIBILITY

Shares of the Corporation shall not be subject to assessment for payment of debts of the Corporation.

SECTION 11 RIGHT TO AMEND

The Corporation reserves the right to amend, alter, change or repeal any provision of these Articles, in the manner now or hereafter prescribed by law, and by these Articles; and all rights and powers conferred herein on Shareholders and Directors are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement this lst day of November, 2006.

INCORPORATOR

/s/ Amie M. Dunkley
Amie M. Dunkley

CONSENT OF REGISTERED AGENT

I hereby consent to appointment as the initial Registered Agent of Reliant Software, Inc.

/s/ Trevin G. Workman
Trevin G. Workman